Exhibit 99.1

Contact: Steve West, Vice President of Investor Relations
     (Steve.West@panerabread.com)

Panera Bread Company Reports Q2 2015 Diluted EPS of $1.61, Excluding One-Time Items

HIGHLIGHTS
- Q2 2015 Revenue increased 7% to $677 million
- Q2 2015 Company-owned comparable net bakery-cafe sales up 2.4%
- Q3 2015 (first 27 days) Company-owned comparable net bakery-cafe sales up 4.7%

St. Louis, MO, July 28, 2015 - Panera Bread Company (NASDAQ: PNRA) today reported net income of $42 million, or $1.60 per diluted share, for fiscal Q2 2015. Diluted EPS for fiscal Q2 2015 was $1.61 or down 7%, excluding charges recorded in fiscal Q2 2015 related to the Company's previously announced refranchising initiative of $0.01 per diluted share, and excluding the $0.08 per diluted share benefit in fiscal Q2 2014 from a favorable resolution of an insurance coverage matter. The fiscal Q2 2015 results compare to reported net income of $49 million, or $1.82 per diluted share, for fiscal Q2 2014. A reconciliation of GAAP and non-GAAP information is attached to this release as Schedule V.

The Company's fiscal Q2 2015 consolidated statements of comprehensive income and margin analyses are attached to this release as Schedule I. The following table sets forth, for the periods indicated, certain items included in the Company's consolidated statements of comprehensive income (in thousands, except per share data and percentages), including net income and diluted EPS, excluding charges related to the Company's refranchising initiative and the benefit from favorable resolution of an insurance coverage matter, and net income and diluted EPS, as reported:

	For the 13 Weeks Ended		Percentage Change
	June 30, 2015	July 1, 2014

Total revenue	$676,657	$631,055	7%

Net income, excluding certain items	$42,348	$47,143	-10%
Refranchising loss, after-tax	(419)	—
Resolution of insurance coverage matter, after-tax	—	2,049
Net income, as reported	$41,929	$49,192	-15%

Diluted EPS, excluding certain items	$1.61	$1.74	-7%
Refranchising loss	(0.01)	—
Resolution of insurance coverage matter	—	0.08
Diluted EPS, as reported	$1.60	$1.82	-12%

Shares used in diluted EPS	26,275	27,086	-3%

Fiscal Q2 2015 Results and Business Review

Comparable Net Bakery-Cafe Sales Growth

In fiscal Q2 2015, Company-owned comparable net bakery-cafe sales increased 2.4%, franchise-operated comparable net bakery-cafe sales increased 1.1%, and system-wide comparable net bakery-cafe sales increased 1.8% compared to the same period in fiscal 2014.

The Company-owned comparable net bakery-cafe sales increase of 2.4% in fiscal Q2 2015 was comprised of year-over-year transaction growth of 1.1% and average check growth of 1.3%. A schedule of comparable net bakery-cafe sales information is attached to this release as Schedule III.

Operating Margin

Operating margin for fiscal Q2 2015 declined approximately 150 basis points versus fiscal Q2 2014, excluding charges related to the Company's refranchising initiative, as outlined in Schedule V. This decline was primarily the result of structural wage increases and costs related to our strategic initiatives, partially offset by lower general and administrative expenses reflecting the Company's previously announced initiative to reduce core general and administrative expenses in fiscal 2015.

New Bakery-Cafe Development and AWS

During fiscal Q2 2015, the Company opened 18 new bakery-cafes and its franchisees opened 12 new bakery-cafes. As a result, there were 1,926 bakery-cafes open system-wide as of June 30, 2015.

	Company-owned	Franchise-operated	Total System
Bakery-cafes as of March 31, 2015	933	968	1,901
Bakery-cafes opened	18	12	30
Bakery-cafes closed	(1)	(4)	(5)
Bakery-cafes as of June 30, 2015	950	976	1,926

Average weekly sales (“AWS”) for Company-owned "Class of 2015" bakery-cafes through fiscal Q2 2015 was $44,967. AWS for franchise-operated "Class of 2015" bakery-cafes through fiscal Q2 2015 was $49,683.

A schedule of fiscal Q2 2015 AWS, including AWS information for bakery-cafes based on their designation as either a traditional or non-traditional bakery-cafe, is attached to this release as Schedule II. Non-traditional bakery-cafes refers to a range of alternate formats that the Company believes will allow it to more deeply penetrate existing and new territories with a range of different formats.

Update on Key Value Enhancing Initiatives

Use of Capital and Debt Financing

During fiscal Q2 2015, the Company repurchased 680,379 shares at an average price of $183.69 per share for an aggregate purchase price of approximately $125.0 million. The Company had approximately $533.4 million available under the $750 million repurchase authorization as of Q2 2015.

On July 16, 2015, the Company secured a five-year, amortizing $300 million term loan. This term loan is incremental to the Company's $100 million term loan due June 11, 2019. To hedge exposure to variability in cash flows due to the impact of changes in interest rates, concurrent with the issuance of the $300 million term loan, the Company entered into forward-starting interest rate swaps with total initial notional value of $242.5 million. Considering the interest rate swaps, the combined effective rate of the term loans is expected to average approximately 3% over the life of the loans.

Refranchising

The Company continues to make significant progress on its plan to refranchise 50 to 150 bakery-cafes. On July 14, 2015, the Company completed the sale of 29 bakery-cafes to an existing franchisee, bringing the year-to-date total to 30 bakery-cafes. The Company remains on track to reach its refranchising goal and expects to refranchise approximately 50 additional bakery-cafes by the end of fiscal Q3 2015.

Panera 2.0 Conversions and Supplemental Information

As of fiscal Q2 2015, the Company had completed the conversion of 183 bakery-cafes to Panera 2.0, with 77 conversions completed year-to-date. The Company is releasing supplemental information, attached to this release as Schedule IV, detailing the performance of Company-owned bakery-cafes converted to Panera 2.0.

Fiscal Q3 2015 Comparable Net Bakery-Cafe Sales Growth

The Company announced today that Company-owned comparable net bakery-cafe sales in the first 27 days of fiscal Q3 2015 were up 4.7%.

Full Year Fiscal 2015 Outlook

Diluted EPS

The Company today reiterated its full year fiscal 2015 diluted earnings per share growth target of flat to down mid- to high-single digits when compared to full year fiscal 2014, excluding charges in fiscal 2015 for the Company's refranchising initiative and certain items for full year fiscal 2014, as disclosed in our fiscal Q4 2014 earnings release.

Comparable Net Bakery-Cafe Sales Growth

The Company reiterated its targeted range for fiscal 2015 Company-owned comparable net bakery-cafe sales growth of 2.0% to 3.5%.

Operating Margin

For fiscal 2015, the Company continues to expect operating margin will be down 100 to 175 basis points when compared to fiscal 2014, excluding the impact of charges related to the Company's refranchising initiative.

New Bakery-Cafe Development

The Company continues to expect 105 to 115 system-wide new bakery-cafe openings in fiscal 2015 and is reconfirming its average weekly net sales performance target for new Company-owned bakery-cafes of $43,000 to $45,000.

Panera 2.0 Conversions

The Company continues to expect the conversion of approximately 300 Company-owned bakery-cafes to Panera 2.0 during fiscal 2015.

Concluding Comment

Ron Shaich, Chairman and CEO, commented, "Our strategic plan to generate increased shareholder value by making Panera a better competitive alternative with expanded growth opportunities is making a difference. Leading indicators are showing just that. Comp-store sales growth increased sequentially every month in Q2 2015 and reached 4.7% for the first 27 days of Q3. Panera 2.0, inclusive of digital access and improved operations, is working. Innovation in food, marketing and store design are having a positive impact on Panera’s competitive position. Our initiatives to expand into several $1B+ adjacent businesses, including catering, delivery and CPG, are generating powerful sales growth and show increasing promise. However, the impact of the startup and ramp up costs associated with the hundreds of Panera 2.0 conversions expected in the third and fourth quarters of 2015 and the hundreds more expected in 2016, along with the dozens of delivery hubs opened in the past eighteen months, will dampen near-term profit growth. In our history, sales have led and profits have followed, and we believe that will again be the case at Panera. In fact, our leading indicators give us increased confidence in our strategic plan and in our potential to reignite significant earnings growth."

Notes:

The Company will host a conference call that will be broadcast on the Internet at 8:30 A.M. Eastern Time on Wednesday, July 29, 2015 to discuss the fiscal Q2 2015 results, preliminary comparable net bakery-cafe sales results for the first 27 days of fiscal Q3 2015, and earnings targets and business outlook for the full year fiscal 2015. To access the call or view a copy of this release, go to http://www.panerabread.com/investor. Access to the call will be made available for 14 days, and the release will be archived for one year.

The Company includes in this release information on Company-owned, franchise-operated, and system-wide comparable net bakery-cafe sales percentages. Company-owned comparable net bakery-cafe sales percentages are based on net sales from Company-owned bakery-cafes included in base store bakery-cafes. Franchise-operated comparable net bakery-cafe sales percentages are based on net sales from franchised bakery-cafes, as reported by franchisees, that are included in base store bakery-cafes. Acquired Company-owned and franchise-operated bakery-cafes and other restaurant or bakery-cafe concepts are included in the Company's comparable net bakery-cafe sales percentages after it has acquired a 100 percent ownership interest and if such acquisition occurred prior to the first day of the Company's prior fiscal year. Comparable net bakery-cafe sales exclude closed locations.

The Company does not record franchise-operated net bakery-cafe sales as revenues. However, royalty revenues are calculated based on a percentage of franchise-operated net bakery-cafe sales, as reported by franchisees. The Company uses franchise-operated and net system-wide sales information internally in connection with store development decisions, planning, and budgeting analyses. The Company believes franchise-operated and net system-wide sales information is useful in assessing consumer acceptance of its brand; facilitates an understanding of its financial performance and the overall direction and trends of sales and operating income; helps the Company appreciate the effectiveness of its advertising and marketing initiatives which its franchisees also contribute based on a percentage of their net sales; and provides information that is relevant for comparison within the industry.

About Panera Bread Company

30 years ago, at a time when quick service meant low quality, Panera set out to challenge this expectation. We believed that food that was good and that you could feel good about, served in a warm and welcoming environment by people who cared, could bring out the best in all of us. To us, that is food as it should be and that is why we exist.

So we began with a simple commitment: to bake fresh bread from fresh dough in every bakery-cafe, every day. No artificial preservatives or short cuts, just bakers with simple ingredients and hot ovens. Each night, any unsold bread and baked goods were shared with neighbors in need.

These traditions carry on today, as we have continued to find ways to be an ally to our guests. That means crafting a menu of soups, salads and sandwiches that we are proud to feed our families. Like poultry and pork raised without antibiotics on our salads and sandwiches. A commitment to transparency and options that empower our guests to eat the way they want. Seasonal flavors and whole grains. And a commitment to removing artificial additives (flavors, colors, sweeteners and preservatives) from the food in our bakery-cafes. Why? Because we think that simpler is better and we believe in serving food as it should be. Because when you don’t have to compromise to eat well, all that is left is the joy of eating.

We’re also focused on improving quality and convenience. With investments in technology and operations, we now offer new ways to enjoy your Panera favorites - like mobile ordering and Rapid Pick-Up for to-go orders - all designed to make things easier for our guests. As of June 30, 2015, there were 1,926 bakery-cafes in 46 states and in Ontario, Canada operating under the Panera Bread®, Saint Louis Bread Co.® or Paradise Bakery & Cafe® names. For more information, visit panerabread.com or find us on Twitter (@panerabread), Facebook (facebook.com/panerabread) or Instagram (@panerabread).

Matters discussed in this news release and in our public disclosures, whether written or oral, relating to future events or our future performance, including any discussion, express or implied, regarding our intention to repurchase shares from time to time under the share repurchase program and the source of funding of such repurchases, our refranchising activities, our anticipated growth, operating results, plans, objectives, future earnings per share, and the impact of our investments in sales-building initiatives and operational capabilities on future sales and earnings, including Panera 2.0, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are often identified by the words "believe," "positioned," "estimate," "project," "target," "plan," "goal," "assumption," "continue," "intend," "expect," "future," "anticipate," and other similar expressions, whether in the negative or the affirmative, that are not statements of historical fact. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict, and you should not place undue reliance on our forward-looking statements. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those discussed from time to time in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 30, 2014 and our quarterly reports on Form 10-Q. All forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this release are made only as of the date of this release and may change. While we may elect to update forward-looking statements at some point in the future, we expressly disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Schedule I

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(unaudited)
(In thousands, except per share amounts)

	For the 13 Weeks Ended
	June 30, 2015	July 1, 2014
Revenues:
Bakery-cafe sales, net	$598,124	$555,645
Franchise royalties and fees	32,819	30,057
Fresh dough and other product sales to franchisees	45,714	45,353
Total revenues	$676,657	$631,055
Costs and expenses:
Bakery-cafe expenses:
Cost of food and paper products	$182,924	$168,187
Labor	189,489	168,210
Occupancy	43,392	39,237
Other operating expenses	88,707	78,714
Total bakery-cafe expenses	504,512	454,348
Fresh dough and other product cost of sales to franchisees	40,252	39,108
Depreciation and amortization	32,335	30,052
General and administrative expenses	28,173	32,229
Pre-opening expenses	2,306	1,376
Refranchising loss	667	—
Total costs and expenses	608,245	557,113
Operating profit	68,412	73,942
Interest expense	417	301
Other (income) expense, net	1,187	(4,003)
Income before income taxes	66,808	77,644
Income taxes	24,879	28,452
Net income	$41,929	$49,192

Earnings per common share:
Basic	$1.60	$1.83
Diluted	$1.60	$1.82
Weighted average shares of common and common equivalent shares outstanding:
Basic	26,158	26,951
Diluted	26,275	27,086

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	$322	$450
Other comprehensive income (loss)	$322	$450
Comprehensive income	$42,251	$49,642

Schedule I (continued)

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(unaudited)
(In thousands, except per share amounts)

	For the 26 Weeks Ended
	June 30, 2015	July 1, 2014
Revenues:
Bakery-cafe sales, net	$1,171,800	$1,091,194
Franchise royalties and fees	65,212	59,365
Fresh dough and other product sales to franchisees	88,149	86,249
Total revenues	$1,325,161	$1,236,808
Costs and expenses:
Bakery-cafe expenses:
Cost of food and paper products	$356,581	$327,081
Labor	371,026	330,673
Occupancy	86,248	78,488
Other operating expenses	169,444	154,531
Total bakery-cafe expenses	983,299	890,773
Fresh dough and other product cost of sales to franchisees	76,518	74,742
Depreciation and amortization	66,282	59,494
General and administrative expenses	65,940	67,652
Pre-opening expenses	3,955	3,200
Refranchising loss	9,558	—
Total costs and expenses	1,205,552	1,095,861
Operating profit	119,609	140,947
Interest expense	903	924
Other (income) expense, net	1,003	(5,215)
Income before income taxes	117,703	145,238
Income taxes	43,914	53,651
Net income	$73,789	$91,587

Earnings per common share:
Basic	$2.80	$3.38
Diluted	$2.79	$3.36
Weighted average shares of common and common equivalent shares outstanding:
Basic	26,319	27,111
Diluted	26,423	27,247

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	$(703)	$56
Other comprehensive income (loss)	$(703)	$56
Comprehensive income	$73,086	$91,643

Schedule I (continued)

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
MARGIN ANALYSIS
(unaudited)

The following table sets forth the percentage relationship to total revenues, except where otherwise indicated, of certain items included in the Company's consolidated statements of comprehensive income for the period indicated. Percentages may not add due to rounding:

	For the 13 Weeks Ended
	June 30, 2015	July 1, 2014
Revenues:
Bakery-cafe sales, net	88.4%	88.1%
Franchise royalties and fees	4.9	4.8
Fresh dough and other product sales to franchisees	6.8	7.2
Total revenues	100.0%	100.0%
Costs and expenses:
Bakery-cafe expenses (1):
Cost of food and paper products	30.6%	30.3%
Labor	31.7	30.3
Occupancy	7.3	7.1
Other operating expenses	14.8	14.2
Total bakery-cafe expenses	84.3	81.8
Fresh dough and other product cost of sales to franchisees (2)	88.1	86.2
Depreciation and amortization	4.8	4.8
General and administrative expenses	4.2	5.1
Pre-opening expenses	0.3	0.2
Refranchising loss	0.1	—
Total costs and expenses	89.9	88.3
Operating profit	10.1	11.7
Interest expense	0.1	—
Other (income) expense, net	0.2	(0.6)
Income before income taxes	9.9	12.3
Income taxes	3.7	4.5
Net income	6.2%	7.8%

Other comprehensive income (loss)	—	0.1
Comprehensive income	6.2%	7.9%

(1)    As a percentage of net bakery-cafe sales.

(2)    As a percentage of fresh dough and other product sales to franchisees.

Schedule I (continued)

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
MARGIN ANALYSIS
(unaudited)

The following table sets forth the percentage relationship to total revenues, except where otherwise indicated, of certain items included in the Company's consolidated statements of comprehensive income for the period indicated. Percentages may not add due to rounding:

	For the 26 Weeks Ended
	June 30, 2015	July 1, 2014
Revenues:
Bakery-cafe sales, net	88.4%	88.2%
Franchise royalties and fees	4.9	4.8
Fresh dough and other product sales to franchisees	6.7	7.0
Total revenues	100.0%	100.0%
Costs and expenses:
Bakery-cafe expenses (1):
Cost of food and paper products	30.4%	30.0%
Labor	31.7	30.3
Occupancy	7.4	7.2
Other operating expenses	14.5	14.2
Total bakery-cafe expenses	83.9	81.6
Fresh dough and other product cost of sales to franchisees (2)	86.8	86.7
Depreciation and amortization	5.0	4.8
General and administrative expenses	5.0	5.5
Pre-opening expenses	0.3	0.3
Refranchising loss	0.7	—
Total costs and expenses	91.0	88.6
Operating profit	9.0	11.4
Interest expense	0.1	0.1
Other (income) expense, net	0.1	(0.4)
Income before income taxes	8.9	11.7
Income taxes	3.3	4.3
Net income	5.6%	7.4%

Other comprehensive income (loss)	(0.1)	—
Comprehensive income	5.5%	7.4%

(1)    As a percentage of net bakery-cafe sales.

(2)    As a percentage of fresh dough and other product sales to franchisees.

Schedule II

PANERA BREAD COMPANY
Supplemental Sales and Bakery-Cafe Information

	System-Wide Average Weekly Sales ("AWS")
	2015[a]	2014	2013	2012	2011
AWS	$47,700	$47,655	$47,403	$46,676	$44,313

[a] Represents year-to-date system-wide AWS at the end of fiscal Q2 2015.

	2015 Company-Owned AWS By Year Opened
	2015 Opens	2014 Opens	2013 Opens & Prior	Total
Bakery-Cafes	29	65	856	950
Q1 15	$47,210	$41,788	$47,918	$47,478
Q2 15	$44,125	$42,549	$49,651	$49,054
2015 YTD	$44,967	$42,169	$48,784	$48,270

	2015 Franchise-Operated AWS By Year Opened
	2015 Opens [b]	2014 Opens	2013 Opens & Prior	2015 Acquisitions [b]	Total
Bakery-Cafes	26	49	900	1	976
Q1 15	$53,665	$44,930	$46,641	$62,979	$46,614
Q2 15	$48,194	$46,122	$47,737	$62,017	$47,680
2015 YTD	$49,683	$45,526	$47,189	$62,243	$47,150

[b] 2015 franchise-operated AWS excludes one refranchised bakery-cafe.

	Traditional and Non-Traditional AWS [c]
	Company-Owned		Franchise-Operated		System-Wide
	2015 Opens	2014 Opens	2015 Opens	2014 Opens	2015 Opens	2014 Opens
Traditional Bakery-Cafes	21	22	24	19	45	41
Non-Traditional Bakery-Cafes	8	4	2	1	10	5
Traditional AWS	$47,703	$50,038	$49,970	$53,568	$49,116	$51,653
Non-Traditional AWS	$38,083	$36,747	$40,639	$57,102	$38,383	$42,199
Total	$44,967	$48,300	$49,683	$53,882	$47,558	$50,738

[c] Represents year-to-date bakery-cafe openings and AWS for fiscal 2015 and fiscal 2014. Traditional bakery-cafes generally represent bakery-cafes opened in suburban geographies approximating our standard 4,200 square foot design. Non-traditional bakery-cafes reflect all other bakery-cafes including urban, small footprint formats, and delivery units. Because the non-traditional bakery-cafe designation covers various formats and the formats of non-traditional bakery-cafe openings may vary from period-to-period, comparing AWS for non-traditional bakery-cafes on a year-over-year basis may not be meaningful.

	Bakery-Cafe Openings (excluding acquisitions) [d]
	Company	Franchise	Total		Company	Franchise	Total
Q1 15	11	14	25	Q1 14	16	11	27
Q2 15	18	12	30	Q2 14	10	9	19
Q3 15				Q3 14	13	15	28
Q4 15				Q4 14	26	14	40
2015 YTD	29	26	55	2014 YTD	65	49	114

[d] Bakery-cafe openings in fiscal Q2 2015 exclude the opening of one Company-owned delivery hub. As of fiscal Q2 2015, there were 29 Company-owned and one franchise-operated delivery hubs operating. Bakery-cafe openings in fiscal 2014 exclude the opening of 15 Company-owned and one franchise-operated delivery hubs.

Schedule III

PANERA BREAD COMPANY
Comparable Net Bakery-Cafe Sales Information

Set forth below is comparable net bakery-cafe sales growth information comparing fiscal Q2 2015 to comparable periods in the prior year:

	For the 4 Weeks Ended	For the 5 Weeks Ended	For the 4 Weeks Ended	For the 13 Weeks Ended	For the 26 Weeks Ended
	April 28, 2015	June 2, 2015	June 30, 2015	June 30, 2015	June 30, 2015
Company-owned	1.9%	2.1%	3.4%	2.4%	2.0%
Franchise-operated	0.4%	0.5%	2.6%	1.1%	0.5%
System-wide	1.1%	1.3%	3.0%	1.8%	1.2%

Schedule IV
PANERA BREAD COMPANY
Panera 2.0 Initiative - Supplemental Information

The schedule below details certain operating metrics for base Company-owned bakery-cafes converted to the Panera 2.0 format as of June 30, 2015.  Panera 2.0 is our strategic initiative designed to enhance the customer experience that is enabled by technology and operational improvements. The operating metrics presented in this schedule, as defined in the footnotes below, reflect certain components of the items presented in the Company's consolidated statements of comprehensive income, included in this release as Schedule I.

	Comps in 2.0 Bakery-Cafes by Quarters Since Conversion
Number of quarters since conversion (1)	1	2	3	4	5	6	7	8	9	10
Number of Bakery-cafes in comp base that have been converted (2)	133	98	81	37	18	13	13	7	3	3
Cumulative gross retail sales increase (3)	2.9%	4.2%	3.8%	7.2%	9.6%	11.1%	8.4%	12.9%	26.0%	33.6%

(1) Reflects performance for each successive, three month period following the completion of the Panera 2.0 conversion process. Most recent quarter could represent a partial quarter for some bakery-cafes.
(2) Company-owned bakery-cafes converted to Panera 2.0 that are in the comp base, originally open in fiscal 2012 or prior.
(3) "Cumulative gross retail sales increase" defined as the cumulative percentage increase in the retail gross sales compared to the same period in the fiscal year prior to the completion of the Panera 2.0 conversion. Retail gross sales excludes catering sales.

(1) Company-owned bakery-cafes converted to Panera 2.0 that are in the comp base, originally open in fiscal 2012 or prior.
(2) "Labor and benefits %" defined as total associate and manager direct bakery-café labor and benefits expense (excluding bonus expense) as a percentage of total bakery-café gross sales, including catering sales. Benefits expense is held constant as a percentage of labor expense to normalize for impacts outside of the scope of Panera 2.0. "Pre vs. Post" defined as the performance of test and control groups against their performance in the 12-month period prior to the start of the Panera 2.0 conversion process. "Test vs. Control" defined as the performance of Panera 2.0 bakery-cafes (test) compared to a set of 286 control cafes.
(3) Reflects performance for each successive, three-month period following the completion of the Panera 2.0 conversion process. Most recent quarter could represent a partial quarter for some bakery-cafes.
(4) "Class 1" defined as conversions prior to Q3 2014, with labor added for deliver to the table and small-order delivery in some cafes.
(5) "Class 2" defined as conversions in Q3 and Q4 2014, with no added labor beyond Panera 2.0.
(6) "Class 3" defined as conversions in Q4 2014 - Q2 2015, with labor added for deliver to the table in some cafes.

Schedule V

PANERA BREAD COMPANY
Reconciliation of GAAP and Non-GAAP Information
(in thousands, except per share information)

The Company uses diluted earnings per share excluding certain items as a key performance measure of results of operations for purposes of evaluating performance internally.  This non-GAAP measurement is not intended to replace the presentation of our financial results in accordance with GAAP.  Rather, the Company believes that the presentation of results excluding certain items provides additional information to investors to facilitate the comparison of past and present operations, excluding items described below that the Company does not believe were indicative of our ongoing operations in the 13 and 26 weeks ended June 30, 2015 and July 1, 2014, respectively.

	For the 13 Weeks Ended	For the 26 Weeks Ended
	June 30, 2015	June 30, 2015
Net income, as reported	$41,929	$73,789
Refranchising loss, after-tax (1)	419	5,984
Net income, excluding certain items	$42,348	$79,773

Diluted earnings per share, as reported	$1.60	$2.79
Impact of refranchising loss on diluted earnings per share	0.01	0.23
Diluted earnings per share, excluding certain items	$1.61	$3.02

	For the 13 Weeks Ended	For the 26 Weeks Ended
	July 1, 2014	July 1, 2014
Net income, as reported	$49,192	$91,587
Favorable resolution of insurance coverage matter, after-tax (2)	(2,049)	(2,049)
Net income, excluding certain items	$47,143	$89,538

Diluted earnings per share, as reported	$1.82	$3.36
Impact of favorable resolution of insurance coverage matter on diluted earnings per share	(0.08)	(0.08)
Diluted earnings per share, excluding certain items	$1.74	$3.28

(1) Refranchising losses of $0.7 million and $9.6 million before net effective tax benefits of $0.3 million and $3.6 million recorded during the thirteen and twenty-six weeks ended June 30, 2015, respectively.
(2) Benefit from a favorable resolution of an insurance coverage matter of $3.2 million before the effective tax rate recorded during the thirteen weeks ended July 1, 2014.